PROSPECTUS	Pricing Supplement No.: 4405
March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT March 29, 2006	Dated July 28, 2006, as amended on August 2, 2006
Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	August 2, 2006
Settlement Date (Original Issue Date):	August 7, 2006
Maturity Date:	August 7, 2018
Principal Amount:	US$250,000,000
Price to Public (Issue Price):	100.00%
Agents Commission:	0.45%
All-in Price:	99.55%
Accrued Interest:	N/A
Net Proceeds to Issuer:	US$248,875,000
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.27%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each February 7, May, August 7, and November 7 of each year, commencing November 7, 2006 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to each Interest Reset Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated July 28, 2006, as amended on August 2, 2006
Registration Statement
No. 333-132807

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962GX66

Additional Information:

Plan of Distribution:

The Notes are being purchased by the following financial institutions in the amount set forth below (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.450% of the principal amount of the Notes.
Underwriter	Amount
Lehman Brothers Inc.	$ 30,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$220,000,000
Total	$250,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 3
Filed Pursuant to Rule 424(b)(3)
Dated July 28, 2006, as amended on August 2, 2006
Registration Statement
No. 333-132807

Additional Information:

At June 30, 2006, the Company had outstanding indebtedness totaling $382.374 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2006, excluding subordinated notes payable after one year, was equal to $379.581 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Six Months ended June 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.